Exhibit 5.1

_ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ 300 East Lombard Street, 18th Floor Baltimore, MD 21202-3268 TEL 410.528.5600 FAX 410.528.5650 www. Ballardspahr.com

October 1, 2018

VICI Properties Inc.

430 Park Avenue, 8th Floor

New York, New York 10022

Re:

VICI Properties Inc., a Maryland corporation (the “Company”)—Registration Statement on Form S-3, pertaining to the registration of: (i) shares of common stock of the Company, par value $0.01 per share (“Common Stock”); (ii) shares of preferred stock of the Company, par value $0.01 per share (“Preferred Stock”); (iii) stock purchase contracts (“Purchase Contracts”); (iv) shares of Preferred Stock represented by depositary shares (“Depositary Shares”); (v) warrants to purchase shares of Common Stock, shares of Preferred Stock or Depositary Shares (“Warrants”); (vi) rights to purchase shares of Common Stock (“Rights”); and (vii) units representing an interest in two or more securities of the Company (“Units”)

Ladies and Gentlemen:

We have acted as Maryland corporate counsel to the Company in connection with the registration of securities (collectively, the “Securities”) of the Company consisting of shares of Common Stock, shares of Preferred Stock, Purchase Contracts, Depositary Shares, Warrants, Rights and Units under the Securities Act of 1933, as amended (the “Act”), by the Company pursuant to the Registration Statement on Form S-3, filed or to be filed with the United States Securities and Exchange Commission (the “Commission”) on or about the date hereof (the “Registration Statement”). You have requested our opinion with respect to the matters set forth below.

In our capacity as Maryland corporate counsel to the Company and for the purposes of this opinion, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents (collectively, the “Documents”):

(i)

the corporate charter of the Company (the “Charter”) consisting of Articles of Amendment and Restatement filed with the State Department of Assessments and Taxation of Maryland (the “Department”) on October 6, 2017;

(ii)	the Amended and Restated Bylaws of the Company, effective as of October 6, 2017 (the “Bylaws”);

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(iii)	the Unanimous Written Consent of the Board of Directors of the Company (the “Board”), dated as of May 5, 2017 (the resolutions contained therein, the “Organizational Resolutions”);

(iv)	the Unanimous Written Consent of the Board adopted by the Board of Directors of the Company, dated as of October 1, 2018 (together with the Organizational Resolutions, the “Directors’ Resolutions”);

(v)	the Registration Statement and the related form of prospectus included therein, in substantially the form filed or to be filed with the Commission pursuant to the Act;

(vi)	a status certificate of the Department, dated as of a recent date, to the effect that the Company is duly incorporated and existing under the laws of the State of Maryland;

(vii)

a certificate of the Secretary of the Company dated as of the date hereof (the “Secretary’s Certificate”), certifying that, as a factual matter, the Charter, the Bylaws and the Directors’ Resolutions are true, correct and complete and have not been rescinded or modified and are in full force and effect on the date of the Secretary’s Certificate, and as to the manner of adoption of the Organizational Resolutions; and

(viii)	such other documents and matters as we have deemed necessary and appropriate to render the opinions set forth in this letter, subject to the limitations, assumptions, and qualifications noted below.

In reaching the opinions set forth below, we have assumed the following:

(a)	each person executing any of the Documents on behalf of any party (other than the Company) is duly authorized to do so;

(b)	each natural person executing any of the Documents is legally competent to do so;

(c)

any of the Documents submitted to us as originals are authentic; the form and content of any Documents submitted to us as unexecuted drafts do not and will not differ in any respect relevant to this opinion from the form and content of such documents as executed and delivered; any of the Documents submitted to us as certified, facsimile or photostatic copies conform to the original document; all signatures on all of the Documents are genuine; all public records reviewed or relied upon by us or on our behalf are true and complete; all statements and information contained in the Documents are true and complete; there has been no modification of, or amendment to, any of the Documents, and there has been no waiver of any provision of any of the Documents by action or omission of the parties or otherwise;

(d)	the Secretary’s Certificate and all other certificates submitted to us are, as to factual matters, true and correct both when made and as of the date hereof;

(e)

the issuance, sale and delivery, and the terms of, as applicable, the Securities to be issued will be duly authorized and approved subsequent to the date hereof by the Board, or a duly authorized and empowered committee thereof, all in accordance

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with the Maryland General Corporation Law, the Charter, the Bylaws and the Registration Statement, including the number of such Securities to be issued, sold or delivered, the minimum price or value of consideration therefor, and with respect to Securities consisting of, or convertible or exchangeable for, Preferred Stock, Articles Supplementary designating and setting forth the number of shares and the terms of any class or series of such Preferred Stock to be issued, will be filed with and accepted for record by the Department prior to their issuance (as applicable, the “Corporate Proceedings”);

(f)

upon the issuance, or authorization or reservation for issuance, subsequent to the date hereof, of Securities that are shares of Preferred Stock or Common Stock, or Securities exchangeable, convertible or exercisable for shares of Preferred Stock or Common Stock, whether or not Securities, or Preferred Stock represented by Depositary Shares, neither the total number of shares of Common Stock, nor the total number of shares of Preferred Stock, or Preferred Stock of any class or series, issued and outstanding or authorized or reserved for issuance, will exceed the number of shares of Common Stock or Preferred Stock, or Preferred Stock of each such class or series, as applicable, then authorized in the Charter of the Company;

(g)

none of the terms of any of the Securities or any agreements related thereto to be established subsequent to the date hereof, nor the issuance or delivery of any such Securities containing such terms established subsequent to the date hereof, nor the compliance by the Company with the terms of any such Securities or agreements established subsequent to the date hereof, nor the form of certificate, receipt or other instrument or document evidencing any such Securities approved subsequent to the date hereof, will violate any applicable law or will conflict with, or result in a breach or violation of, the Charter or Bylaws of the Company, or any instrument or agreement to which the Company is a party or by which the Company is bound or any order or decree of any court, administrative or governmental body having jurisdiction over the Company;

(h)

the form of certificate, receipt or other instrument or document representing the Securities approved subsequent to the date hereof will conform in all respects to the requirements applicable under Maryland law;

(i)

none of the Securities to be offered and sold subsequent to the date hereof, and none of the shares of Preferred Stock or shares of Common Stock issuable upon conversion or exchange (or exercise thereof in the case of Warrants or Rights to be offered and sold subsequent to the date hereof) of any Securities, will be issued in violation of the provisions of Article VII or Article VIII of the Charter relating to restrictions on ownership and transfer of capital stock, and gaming and regulatory matters, respectively; and

(j)

all Purchase Contracts offered and sold subsequent to the date hereof will be issued under a valid, legally binding and enforceable stock purchase contract; all Depositary Shares offered and sold subsequent to the date hereof as Securities will be issued under a valid, legally binding and enforceable deposit agreement; all Warrants

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offered and sold subsequent to the date hereof will be issued and sold under a valid, legally binding and enforceable warrant agreement; all Rights to be offered and sold subsequent to the date hereof will be issued and sold under a valid, legally binding and enforceable rights agreement; and all Units offered and sold subsequent to the date hereof will be issued under a valid, legally binding and enforceable unit agreement.

Based on our review of the foregoing and subject to the assumptions and qualifications set forth herein, it is our opinion that, as of the date of this letter:

1.	The Company has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Maryland.

2.

Upon the completion of all Corporate Proceedings relating thereto, any Securities consisting of Common Stock will be duly authorized for issuance, and when such shares of Common Stock are issued and delivered against payment of the consideration therefor in accordance with the Corporate Proceedings, such shares of Common Stock will be validly issued, fully paid and non-assessable.

3.

Upon the completion of all Corporate Proceedings relating thereto, any Securities consisting of Preferred Stock will be duly authorized for issuance, and when such shares of Preferred Stock are issued and delivered against payment of the consideration therefor in accordance with the Corporate Proceedings, such shares of Preferred Stock will be validly issued, fully paid and non-assessable.

4.	Upon the completion of all Corporate Proceedings relating thereto, any Securities consisting of Purchase Contracts will be duly authorized for issuance.

5.	Upon the completion of all Corporate Proceedings relating thereto, any Securities consisting of Depositary Shares will be duly authorized for issuance.

6.	Upon the completion of all Corporate Proceedings relating thereto, any Securities consisting of Warrants will be duly authorized for issuance.

7.	Upon the completion of all Corporate Proceedings relating thereto, any Securities consisting of Rights will be duly authorized for issuance.

8.	Upon the completion of all Corporate Proceedings relating thereto, any Securities consisting of Units will be duly authorized for issuance.

The foregoing opinion is limited to the laws of the State of Maryland, and we do not express any opinion herein concerning any other law. We express no opinion as to the applicability or effect of any federal or state securities laws, including the securities laws of the State of Maryland, or as to

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federal or state laws regarding fraudulent transfers. To the extent that any matter as to which our opinion is expressed herein would be governed by the laws of any jurisdiction other than the State of Maryland, we do not express any opinion on such matter.

This opinion letter is issued as of the date hereof and is necessarily limited to laws now in effect and facts and circumstances presently existing and brought to our attention. We assume no obligation to supplement this opinion letter if any applicable laws change after the date hereof, or if we become aware of any facts or circumstances that now exist or that occur or arise in the future and may change the opinions expressed herein after the date hereof.

We consent to the incorporation by reference of this opinion in the Registration Statement and further consent to the filing of this opinion as an exhibit to the applications to securities commissioners for the various states of the United States for registration of the Securities. We also consent to the identification of our firm as Maryland counsel to the Company in the section of the Registration Statement entitled “Legal Matters”. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Act.

Very truly yours,

/s/ Ballard Spahr LLP